CONFIDENTIALITY, NON-COMPETE AND NON-SOLICITATION AGREEMENT

THIS CONFIDENTIALITY, NON-COMPETE AND NON-SOLICITATION AGREEMENT (the “Agreement”), made as of February 9, 2015 (the “Effective Date”), by and between root9B Technologies, Inc., a Delaware corporation (“root9B”) and Dan Wachtler (“Wachtler”).

WHEREAS, Wachtler was, prior to the date hereof, the President and CEO of IPSA International, Inc. a Nevada corporation (“IPSA”) that is, on the date hereof, being merged with and into IPSA International Services, Inc. a Delaware corporation (“Merger Sub”), a wholly owned subsidiary of root9B (the “Merger”), pursuant to that certain Merger Agreement dated February 6, 2015 by and among root9B, Merger Sub and IPSA (the “Merger Agreement”); and

WHEREAS, as a condition of the Merger, Wachtler has agreed to enter into and comply with this Agreement, without which root9B would not otherwise proceed.

NOW THEREFORE, it is agreed by and between the parties hereto as follows:

1.           Definitions.

“Base Salary” has the meaning ascribed thereto in the Wachtler Employment Agreement.

“Confidential Information” refers to information treated by IPSA and Merger Sub as confidential and proprietary that is not known by others and gives IPSA and Merger Sub a competitive advantage over other companies that do not have access to such information, whether conveyed orally or reduced to a tangible form in any medium, including information concerning the trade secrets, data, know-how, processes, techniques, operations, future plans, customers, business models, strategies, business methods and other proprietary information, as well as information about the employees, customers, clients, investors and business partners of IPSA and Merger Sub.  “Confidential Information” does not and will not include information that (a) is or becomes publicly available other than as a result of a disclosure by Wachtler or his representatives, (b) is or becomes available to Wachtler on a non-confidential basis from a source which is not prohibited from disclosing such information under a legal, contractual or fiduciary obligation to IPSA and/or Merger Sub, (c) is approved for release by written authorization of root9B or Merger Sub, (d) is disclosed to one or more third parties by root9B or Merger Sub without restriction, or (e) is independently developed by Wachtler without reference to or use of any Confidential Information.

“Customer” means a specific department or division (whichever is smaller) of an entity or governmental agency to which IPSA provided services prior to the date hereof and to which Merger Sub provides services prior to the Termination Date.

“Wachtler Employment Agreement” means an employment agreement of even date herewith between Merger Sub and Wachtler.

2.           Acknowledgments.  Wachtler acknowledges that:

(i)           as a result of Wachtler’s employment by and ownership of IPSA, Wachtler has obtained Confidential Information of IPSA and Merger Sub, which Confidential Information has been developed and created by IPSA, at substantial expense and constitutes valuable proprietary assets of root9B and Merger Sub;

(ii)           root9B and Merger Sub will suffer substantial damage and irreparable harm which will be difficult to quantify if Wachtler breaches or threatens to breach the terms of this Agreement;

(iii)           the provisions of this Agreement are reasonable and necessary for the protection of root9B’s interest in Merger Sub; and

(iv)           the provisions of this Agreement will not preclude Wachtler from other gainful employment.

3.           Confidentiality.  Wachtler covenants and agrees not to disclose or use the Confidential Information for any purpose whatsoever other than appropriate use and disclosure in connection with his employment by Merger Sub or any successor thereto and his service as a root9B Board of Directors observer and/or member.

4.           Non-Competition.  Except as otherwise expressly provided herein, from the Effective Date until the date on which, inter alia, this Section 4 terminates as provided in the Employment Agreement,  Wachtler will not directly or indirectly own, operate, manage, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, manager, member, principal, agent, representative, consultant or employee, or otherwise, with, any firm, corporation, or other business, organization or person engaged in a business which is substantially similar to or in competition with any of the businesses carried on by Merger Sub, whether in the United States or abroad.  Nothing herein shall prohibit Wachtler (i) from purchasing or owning less than three percent (3%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Wachtler is not a controlling person of, or a member of a group that controls, such corporation or (ii) owning, operating, managing, controlling or financing IPSA Security Services, LLC.

5.           Non-Solicitation. From the Effective Date until the date on which, inter alia, this Section 5 terminates as provided in the Employment Agreement, Wachtler will not (i) solicit or attempt to solicit (or assist others to solicit) any Customer, that IPSA or Merger Sub, within the one (1) year period preceding the date of such activity, provided services to; (ii) solicit or attempt to solicit (or assist others to solicit) any person who, within the one (1) year period preceding the date of such activity, was an employee of root9B or its subsidiaries.

6.           Blue Pencil.                      If, at any time, the provisions of this Agreement shall be determined to be invalid or unenforceable under any applicable law, the court shall interpret them to extend only over the maximum period of time for which they may be enforceable and/or the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable.  All other provisions of this Agreement shall remain in full force and effect and shall be enforced as written.

7.           Enforcement.                                Wachtler acknowledges and agrees that: (i) the purposes of the foregoing covenants are to protect root9B and Merger Sub, and to prevent Wachtler from interfering with the business of root9B and Merger Sub, (ii) because of the nature of the business in which root9B and Merger Sub are engaged and because of the nature of the work product and Confidential Information to which he has access, it would be impractical and excessively difficult to determine the actual damages to root9B and Merger Sub in the event he materially breached any of the covenants of this Agreement; and (iii) remedies at law (such as monetary damages) for any material breach of his obligations under this Agreement would be inadequate.  Wachtler therefore agrees and consents that if he commits any such breach of a covenant under this Agreement or threatens to commit any such breach, root9B and its affiliates shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to each of them) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

8.           Miscellaneous.

a.           Entire Agreement, Amendment.  All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement and  the Wachtler Employment Agreement.  No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a duly authorized officer of root9B and Wachtler.  A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future.

b.           Choice of Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware, except that conflicts of laws provisions shall not be applicable.  The parties agree that exclusive jurisdiction shall be in the federal and state courts sitting in the County of New Castle, State of Delaware and the parties consent to the jurisdiction of those courts.

c.           Attorneys’ Fees. In any action taken relating to the enforcement of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees, court costs and other expenses incurred in connection with such action.

d.           Assignment.  root9B may assign this Agreement to any subsidiary of root9B and to any successor to substantially all the business and assets of root9B or Merger Sub. Wachtler shall not assign this Agreement.

e.           Counterparts.  This Agreement may be executed in one or more counterparts, including copies signed and delivered via electronic media, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

root9B Technologies,  Inc.

By: /s/ Brian King
Brian King, COO

/s/ Dan Wachtler
Dan Wachtler, Individually